As filed with the Securities and Exchange Commission on May 15, 2012

Registration No. 333-166282

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 12

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corsair Components, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3577	27-1735357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

46221 Landing Parkway

Fremont, California 94538

(510) 657-8747

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas B. Hawkins

46221 Landing Parkway

Fremont, California 94538

(510) 657-8747

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas C. DeFilipps Eric S. Haueter Karen K. Dreyfus Sidley Austin LLP 1001 Page Mill Road, Building 1 Palo Alto, California 94304 Telephone: (650) 565-7000 Telecopy: (650) 565-7100	Tad J. Freese Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600 Telecopy: (650) 463-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	6,900,000 shares	$14.00	$96,600,000	$7,337

(1)	Includes shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	The registration fee is equal to the sum of (a) the product of (i) the proposed maximum aggregate offering price of $86,250,000, as previously proposed on the initial filing of this Registration Statement on April 23, 2010 and (ii) the then-current statutory rate of $71.30 per $1,000,000, resulting in a filing fee of $6,150.00 (paid previously) and (b) the product of (i) the marginal increase of $10,350,000 in the proposed maximum aggregate offering price hereunder and (ii) the current statutory rate of $114.60 per $1,000,000, resulting in an additional filing fee of $1,187 (paid previously).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Corsair Components, Inc. has prepared this Amendment No. 12 to the Registration Statement on Form S-1 (Registration No. 333-166282) for the purpose of filing Exhibits 1.1, 5.1, 10.54, 10.56 and 23.2 to the Registration Statement and updating Item 16 of the Registration Statement. This Amendment No. 12 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item	13. Other Expenses of Issuance and Distribution.

Expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered under this registration statement are as follows. All expenses, other than the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market listing fee, are estimates.

SEC registration fee	$7,337
FINRA filing fee	10,160
Nasdaq Global Market listing fee	25,000
Printing and engraving expenses	750,000
Legal fees and expenses	3,950,000
Accounting fees and expenses	2,450,000
Blue sky fees and expenses (including legal fees)	15,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	422,503

Total	$7,650,000

*	To be provided by amendment.

Item	14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and certain other persons under specified circumstances and subject to certain limitations. The registrant’s amended and restated certificate of incorporation and amended and restated bylaws will provide that the registrant shall indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law. In addition, the registrant has entered into or will enter into separate indemnification agreements with its directors and officers which require the registrant, among other things, to indemnify them against specified liabilities.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities, including liabilities arising under the Securities Act.

The registrant maintains directors and officers insurance against liabilities incurred by them in such capacity, subject to exclusions.

Item	15. Recent Sales of Unregistered Securities.

During the three years prior to the filing of the amendment to this registration statement, the registrant (which term, as used in this paragraph, includes its predecessors) issued and sold the following securities without registration under the Securities Act of 1933:

(1)	Since January 1, 2009, the registrant issued to its employees and directors an aggregate of 15,400 shares of common stock pursuant to restricted stock grants, at exercise price of $0.0005 per share for an aggregate purchase price of $7.70.

(2)

Since January 1, 2009, the registrant granted options under its equity incentive plans to purchase 5,433,635 shares of common stock to its employees and directors, having exercise prices ranging from $3.14 to $11.00 per share for an aggregate exercise price of $38,182,471.64 and, through March 31, 2012, had issued a total of 3,065,811 shares of common stock upon the exercise of stock options for an aggregate exercise price of approximately $2,496,021.40. The foregoing information gives effect to the

December 24, 2010 option exchange described in the accompanying prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation.”

(3)	On June 18, 2009, the registrant issued the warrants (the “BHC warrants”) to purchase shares of its common stock at an exercise price of $2.75 per share (subject to adjustment as provided in the BHC warrants) to an unrelated third party in connection with a $5.0 million loan provided by that third party to the registrant. At the time of issuance of the BHC warrants, the number of shares issuable upon exercise of the BHC warrants varied from 2% to 3.5% (depending on the date the loan was repaid) of the number of outstanding shares of the Company’s common stock, calculating on a fully diluted basis. The terms of the BHC warrants were amended to provide that the number of shares that will be issuable upon exercise of the BHC warrants immediately after this offering will be equal to (a) 329,811 shares of common stock plus (b) the number of shares of common stock equal to 2% of the total number of shares of common stock of all classes issued by the registrant (other than shares of common stock issued in the registrant’s initial public offering) during the period beginning on and including April 1, 2010 through and including the earlier of the day immediately prior to the closing date of the registrant’s initial public offering and June 30, 2012, calculated on a fully-diluted basis after giving effect to the exercise of all warrants (other than the BHC warrants), options and rights to acquire any shares of the registrant’s common stock issued by the registrant, and the conversion of any convertible securities issued by the registrant, during that period, subject to specified exceptions, less (c) any shares of common stock used to pay the exercise price upon a cashless exercise. As of March 31, 2012, an additional 32,813 shares were issuable upon exercise of the BHC warrants pursuant to clause (b) of the preceding sentence.

(4)	The registrant was incorporated in Delaware on January 4, 2010. The registrant’s business was in the past conducted through Corsair Memory, Inc., or Corsair Memory, and its predecessors and their respective subsidiaries. On November 22, 2010, Corsair Memory effected a corporate reorganization, which is sometimes referred to as the Holding Company Formation, pursuant to which Corsair Memory became a wholly-owned subsidiary, and all of other subsidiaries became direct or indirect subsidiaries, of the registrant. In connection with the Holding Company Formation, the outstanding shares of Corsair Memory’s common stock were converted into shares of the registrant’s common stock and outstanding options and warrants to purchase Corsair Memory’s common stock became options or warrants, as the case may be, to purchase shares of the registrant’s common stock.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, and the registrant believes that each issuance of securities described above was exempt from registration under the Securities Act pursuant to Section 4(2) or Rule 701 under the Securities Act or because the transaction did not involve any “sale” within the meaning of Section 2(a)(3) of the Securities Act of 1933 or, in the case of the transaction described in clause (4) above, due to the receipt of a permit from the California Department of Corporations following a fairness hearing conducted pursuant to Section 3(a)(10) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Exhibit Title

1.1(b)	Form of Underwriting Agreement

2.1(d)	Agreement and Plan of Merger for Holding Company Formation

3.1(d)	Second amended and restated certificate of incorporation of the registrant

3.2(d)	Form of amended and restated certificate of incorporation of the registrant, to be effective upon closing of the offering

Exhibit Number	Exhibit Title

3.3(d)	Amended and restated bylaws of the registrant

3.4(d)	Form of amended and restated bylaws of the registrant, to be effective upon closing of the offering

4.1(d)	Specimen common stock certificate of the registrant

5.1(b)	Opinion of Frederick M. Gonzalez, Vice President, General Counsel and Corporate Secretary

10.1(c)(d)	Form of director and executive officer indemnification agreement

10.2(c)(d)	Form of change in control severance agreement for Chief Executive Officer

10.3(c)(d)	Form of change in control severance agreement for executive officers other than Chief Executive Officer

10.4(c)(d)	Non-Qualified Stock Option Plan

10.5(c)(d)	Form of stock option agreement under the 2001 Non-Qualified Stock Option Plan

10.6(c)(d)	2006 Stock Purchase Plan

10.7(c)(d)	Form of stock purchase agreement under the 2006 Stock Purchase Plan

10.8(c)(d)	2008 Stock Incentive Plan

10.9(c)(d)	Form of stock option agreement under the 2008 Stock Incentive Plan

10.10(c)(d)	Form of international stock option agreement under the 2008 Stock Incentive Plan

10.11(c)(d)	2012 Equity Incentive Plan

10.12(c)(d)	Employee Stock Purchase Plan

10.18(c)(d)	Offer letter with Frederick Gonzalez dated May 9, 2011

10.19(c)(d)	2009 Profit Sharing Plan

10.20(c)(d)	Employee Stock Ownership Plan

10.21(d)	BHC warrants to purchase shares of common stock

10.22(d)	Letter agreement dated as of March 31, 2010 amending the preceding item

10.23(c)(d)	Offer letter with Paul McGuire dated April 27, 2006

10.24(c)(d)	Offer letter with José Flahaux dated October 13, 2008

10.26(d)	Credit and Security Agreement dated as of June 10, 2003 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.27(d)	Letter agreement dated as of July 12, 2010 amending item 10.21 above

10.28(d)	Letter agreement dated March 31, 2011 amending item 10.21 above

10.29(d)	Registration Rights Agreement dated as of July 6, 2011 among the registrant and the purchasers named therein

Exhibit Number	Exhibit Title

10.30(d)	Consent and Waiver Agreement dated as of July 6, 2011 among Corsair Components, Inc. and the other parties thereto.

10.31(d)	First amendment to credit and security agreement dated as of August 13, 2003 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.32(d)	Second amendment to credit and security agreement dated as of November 10, 2003 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.33(d)	Third amendment to credit and security agreement dated as of April 1, 2004 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.34(d)	Fourth amendment to credit and security agreement dated as of July 31, 2004 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.35(d)	Fifth amendment to credit and security agreement dated as of December 9, 2004 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.36(d)	Sixth amendment to credit and security agreement dated as of March 21, 2005 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.37(d)	Seventh amendment to credit and security agreement dated as of May 27, 2005 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.38(d)	Eighth amendment to credit and security agreement dated as of March 13, 2006 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.39(d)	Ninth amendment to credit and security agreement and waiver of defaults dated as of October 16, 2006 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.40(d)	Tenth amendment to credit and security agreement and notice of defaults dated as of January 2, 2008 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.41(d)	Eleventh amendment to credit and security agreement and waiver of defaults dated as of June 27, 2008 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.42(d)	Twelfth amendment to credit and security agreement and waiver of defaults dated as of June 2, 2009 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.43(d)	Thirteenth amendment to credit and security agreement dated as of January 27, 2010 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.44(d)	Fourteenth amendment to credit and security agreement dated as of March 16, 2010 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.45(d)	Fifteenth amendment to credit and security agreement dated as of June 14, 2010 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.46(d)	Sixteenth amendment to credit and security agreement dated as of August 19, 2010 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.47(d)	Letter agreement dated as of January 2, 2012 amending item 10.21 above

10.48(c)(d)	Severance and release agreement with Paul McGuire dated December 16, 2011

10.49(d)	Warehouse/Industrial Lease Agreement dated January 18, 2005 by and between Sutter Hill Investors LLC and Corsair Memory, Inc.

10.50(d)	First Amendment to Lease dated December 9, 2009 amending the preceding item

10.51(c)(d)	Offer letter with Robert Weis dated September 12, 2011

10.52(d)	Seventeenth amendment to credit and security agreement dated as of March 5, 2012 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

Exhibit Number	Exhibit Title

10.53(d)	Credit agreement dated as of April 26, 2012 by and among Corsair Memory, Inc., Corsair Components, Inc. and Wells Fargo Bank, National Association

10.54(b)	Form of Amendment Number 1 to Employee Stock Ownership Plan, amending item 10.20 above

10.55(d)	Form of letter agreement entered into with certain officers

10.56(b)	Form of Amendment Number 2 to Employee Stock Ownership Plan, further amending item 10.20 above

21.1(d)	List of subsidiaries of the registrant

23.1(d)	Consent of Independent Registered Public Accounting Firm

23.2(b)	Consent of Frederick M. Gonzalez, Vice President, General Counsel and Corporate Secretary (included in Exhibit 5.1)

23.3(d)	Consent of Jon Peddie Research

23.4(d)	Consent of Jon Peddie Research

23.5(d)	Consent of DFC Intelligence

23.6(d)	Consent of PC Gaming Alliance

24.1(d)	Power of Attorney

24.2(d)	Power of Attorney of John K. Allen

24.3(d)	Power of Attorney of Howard Bailey

24.4(d)	Power of Attorney of Diana L. Bell

(a)	To be filed by amendment.
(b)	Filed herewith.
(c)	Indicates a management contract or compensatory plan.
(d)	Previously filed.

(b) Financial Statement Schedules.

The following financial statement schedule is filed as a part of this registration statement:

Schedule II—Consolidated Valuation and Qualifying Accounts and Reserves.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 15, 2012.

CORSAIR COMPONENTS, INC.

By:	/S/ NICHOLAS B. HAWKINS
Nicholas B. Hawkins
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated below as of May 15, 2012:

	Signature	Title
	*	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)
Andrew J. Paul

	/s/ NICHOLAS B. HAWKINS	Chief Financial Officer, Treasurer and Director (Principal Financial Officer)
Nicholas B. Hawkins

	*	Corporate Controller (Principal Accounting Officer)
John K. Allen

	*	Director
Samuel R. Szteinbaum

	*	Director
Howard Bailey

	*	Director
Diana L. Bell

	*	Director
George R. Elliott

	*	Director
John S. Hodgson

*By:	/S/ NICHOLAS B. HAWKINS
Nicholas B. Hawkins Attorney-in-fact

SCHEDULE II—CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Year	Charged to Statement of Operations	Deductions	Balance at End of Year
	(in thousands)

Sales return allowance(1)
Year ended December 31, 2009	$2,054	$2,185	$(2,209)	$2,030
Year ended December 31, 2010	$2,030	$2,797	$(2,600)	$2,227
Year ended December 31, 2011	$2,227	$3,620	$(2,889)	$2,958

Rebates and other incentives(1)(2)
Year ended December 31, 2009	$5,048	$2,859	$(4,586)	$3,321
Year ended December 31, 2010	$3,321	$2,943	$(2,706)	$3,558
Year ended December 31, 2011	$3,558	$5,376	$(3,500)	$5,434

Allowance for doubtful accounts(3)
Year ended December 31, 2009	$180	$6	$(107)	$79
Year ended December 31, 2010	$79	$(56)	$(23)	$—
Year ended December 31, 2011	$—	$9	$—	$9

Subtotal sales return allowance, rebates and other incentives and allowance for doubtful accounts
Year ended December 31, 2009	$7,282	$5,050	$(6,902)	$5,430
Year ended December 31, 2010	$5,430	$5,684	$(5,329)	$5,785
Year ended December 31, 2011	$5,785	$9,005	$(6,389)	$8,401

Warranty(3)
Year ended December 31, 2009	$901	$801	$(926)	$776
Year ended December 31, 2010	$776	$1,024	$(1,010)	$790
Year ended December 31, 2011	$790	$808	$(752)	$846

Valuation Allowance for deferred tax assets(4)
Year ended December 31, 2009	$1,777	$(1,777)	$—	$—
Year ended December 31, 2010	$—	$13,559	$—	$13,559
Year ended December 31, 2011	$13,559	$(1,387)	$—	$12,172

(1)	Recorded against gross revenue.
(2)	Reflects year over year activity in the reserve account for rebates and other incentives. Amounts charged to the statement of operations also included $15.2 million, $12.4 million and $16.2 million for estimated and actual rebates and incentives occurring during 2009, 2010 and 2011, respectively.
(3)	Recorded as expense.
(4)	Recorded as income tax expense.

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1(b)	Form of Underwriting Agreement

2.1(d)	Agreement and Plan of Merger for Holding Company Formation

3.1(d)	Second amended and restated certificate of incorporation of the registrant

3.2(d)	Form of amended and restated certificate of incorporation of the registrant, to be effective upon closing of the offering

3.3(d)	Amended and restated bylaws of the registrant

3.4(d)	Form of amended and restated bylaws of the registrant, to be effective upon closing of the offering

4.1(d)	Specimen common stock certificate of the registrant

5.1(b)	Opinion of Frederick M. Gonzalez, Vice President, General Counsel and Corporate Secretary

10.1(c)(d)	Form of director and executive officer indemnification agreement

10.2(c)(d)	Form of change in control severance agreement for Chief Executive Officer

10.3(c)(d)	Form of change in control severance agreement for executive officers other than Chief Executive Officer

10.4(c)(d)	Non-Qualified Stock Option Plan

10.5(c)(d)	Form of stock option agreement under the 2001 Non-Qualified Stock Option Plan

10.6(c)(d)	2006 Stock Purchase Plan

10.7(c)(d)	Form of stock purchase agreement under the 2006 Stock Purchase Plan

10.8(c)(d)	2008 Stock Incentive Plan

10.9(c)(d)	Form of stock option agreement under the 2008 Stock Incentive Plan

10.10(c)(d)	Form of international stock option agreement under the 2008 Stock Incentive Plan

10.11(c)(d)	2012 Equity Incentive Plan

10.12(c)(d)	Employee Stock Purchase Plan

10.18(c)(d)	Offer letter with Frederick Gonzalez dated May 9, 2011

10.19(c)(d)	2009 Profit Sharing Plan

10.20(c)(d)	Employee Stock Ownership Plan

10.21(d)	BHC warrants to purchase shares of common stock

10.22(d)	Letter agreement dated as of March 31, 2010 amending the preceding item

10.23(c)(d)	Offer letter with Paul McGuire dated April 27, 2006

10.24(c)(d)	Offer letter with José Flahaux dated October 13, 2008

10.26(d)	Credit and Security Agreement dated as of June 10, 2003 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.27(d)	Letter agreement dated as of July 12, 2010 amending item 10.21 above

10.28(d)	Letter agreement dated March 31, 2011 amending item 10.21 above

10.29(d)	Registration Rights Agreement dated as of July 6, 2011 among the registrant and the purchasers named therein

Exhibit Number	Exhibit Title

10.30(d)	Consent and Waiver Agreement dated as of July 6, 2011 among Corsair Components, Inc. and the other parties thereto.

10.31(d)	First amendment to credit and security agreement dated as of August 13, 2003 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.32(d)	Second amendment to credit and security agreement dated as of November 10, 2003 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.33(d)	Third amendment to credit and security agreement dated as of April 1, 2004 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.34(d)	Fourth amendment to credit and security agreement dated as of July 31, 2004 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.35(d)	Fifth amendment to credit and security agreement dated as of December 9, 2004 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.36(d)	Sixth amendment to credit and security agreement dated as of March 21, 2005 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.37(d)	Seventh amendment to credit and security agreement dated as of May 27, 2005 by and between Corsair Memory, Inc. and Wells Fargo Business Credit, Inc.

10.38(d)	Eighth amendment to credit and security agreement dated as of March 13, 2006 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.39(d)	Ninth amendment to credit and security agreement and waiver of defaults dated as of October 16, 2006 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.40(d)	Tenth amendment to credit and security agreement and notice of defaults dated as of January 2, 2008 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.41(d)	Eleventh amendment to credit and security agreement and waiver of defaults dated as of June 27, 2008 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.42(d)	Twelfth amendment to credit and security agreement and waiver of defaults dated as of June 2, 2009 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.43(d)	Thirteenth amendment to credit and security agreement dated as of January 27, 2010 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.44(d)	Fourteenth amendment to credit and security agreement dated as of March 16, 2010 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.45(d)	Fifteenth amendment to credit and security agreement dated as of June 14, 2010 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.46(d)	Sixteenth amendment to credit and security agreement dated as of August 19, 2010 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

10.47(d)	Letter agreement dated as of January 2, 2012 amending item 10.21 above

10.48(c)(d)	Severance and release agreement with Paul McGuire dated December 16, 2011

10.49(d)	Warehouse/Industrial Lease Agreement dated January 18, 2005 by and between Sutter Hill Investors LLC and Corsair Memory, Inc.

10.50(d)	First Amendment to Lease dated as of December 3, 2009 amending the preceding item

10.51(c)(d)	Offer letter with Robert Weis dated September 12, 2011

10.52(d)	Seventeenth amendment to credit and security agreement dated as of March 5, 2012 by and between Corsair Memory, Inc. and Wells Fargo Bank, National Association

Exhibit Number	Exhibit Title

10.53(d)	Credit agreement dated as of April 26, 2012 by and among Corsair Memory, Inc., Corsair Components, Inc. and Wells Fargo Bank, National Association

10.54(b)	Form of Amendment Number 1 to Employee Stock Ownership Plan, amending item 10.20 above

10.55(d)	Form of letter agreement entered into with certain officers

10.56(b)	Form of Amendment Number 2 to Employee Stock Ownership Plan, further amending item 10.20 above

21.1(d)	List of subsidiaries of the registrant

23.1(d)	Consent of Independent Registered Public Accounting Firm

23.2(b)	Consent of Frederick M. Gonzalez, Vice President, General Counsel and Corporate Secretary (included in Exhibit 5.1)

23.3(d)	Consent of Jon Peddie Research

23.4(d)	Consent of Jon Peddie Research

23.5(d)	Consent of DFC Intelligence

23.6(d)	Consent of PC Gaming Alliance

24.1(d)	Power of Attorney

24.2(d)	Power of Attorney of John K. Allen

24.3(d)	Power of Attorney of Howard Bailey

24.4(d)	Power of Attorney of Diana L. Bell

(a)	To be filed by amendment.
(b)	Filed herewith.
(c)	Indicates a management contract or compensatory plan.
(d)	Previously filed.